Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

BY

SILVERSUN TECHNOLOGIES, INC.,

and

SILVERSUN TECHNOLOGIES HOLDINGS, INC.

DATED AS OF [ ● ], 2023

i

ii

SEPARATION AND DISTRIBUTION AGREEMENT

This Separation and Distribution Agreement (this “Agreement”), dated as of [ ● ], 2023, by and between SilverSun Technologies, Inc., a Delaware corporation (“Parent”), and SilverSun Technologies Holdings, Inc., a Delaware corporation and direct wholly owned subsidiary of Parent (“SpinCo” and, together with Parent, the “Parties”).

RECITALS:

WHEREAS, SpinCo is and prior to the Distribution will be a direct wholly owned subsidiary of Parent;

WHEREAS, prior to the Distribution, Parent will contribute all of the issued and outstanding stock of its Subsidiaries (other than Critical Cyber Defense Corporation, a Nevada corporation (“CCDC”)), including SWK Technologies, Inc., a Delaware corporation (“SWK”) and Secure Cloud Services, Inc., a Nevada corporation (“SCS”), to SpinCo, resulting in SWK and SCS being direct wholly owned Subsidiaries of SpinCo (the “Internal Contribution”);

WHEREAS, Parent, acting through itself and its Subsidiaries, currently conducts the SpinCo Business and the CCDC Business;

WHEREAS, Parent, Rhodium Enterprises Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub I”), Rhodium Enterprises Acquisition LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“Merger Sub II”), and Rhodium Enterprises, Inc., a Delaware corporation (“Rhodium”), have entered into that certain Agreement and Plan of Merger, dated as of September 29, 2022 (“Merger Agreement”), providing that, among other matters, Merger Sub I will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of Parent, and the Company will merge with and into Merger Sub II (the “Second Merger”, and together with the First Merger, the “Mergers”);

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, the Board of Directors of Parent has determined that it is in the best interests of Parent and its stockholders to separate the SpinCo Business and the SpinCo Entities, all as more fully described in the Registration Statement, from CCDC, the CCDC Business and Parent’s other businesses on the terms and conditions set forth herein;

WHEREAS, subject to the terms and conditions as set forth in this Agreement, the Board of Directors of Parent has authorized, effective as of the Effective Time, the distribution to the holders of issued and outstanding shares of common stock, par value $0.00001 per share, of Parent (the “Parent Common Stock”) as of the Distribution Record Date, of all of the issued and outstanding shares of common stock, par value $0.0001 per share, of SpinCo (each such share is individually referred to as a “SpinCo Share” and collectively referred to as the “SpinCo Common Stock”), respectively, on the basis of the Distribution Ratio (the “Distribution”);

WHEREAS, the Board of Directors of Parent and SpinCo have each determined that the Distribution, the other transactions contemplated by this Agreement, including the Ancillary Agreements (collectively, the “Transactions”) are in the best interests of their respective companies and stockholders, as applicable, and have approved this Agreement, the Transactions and each of the Ancillary Agreements;

WHEREAS, the Parties have determined to set forth the principal corporate and other transactions required to effect the Distribution and to set forth other agreements that will govern certain other matters prior to and following the completion of the Internal Reorganization and Distribution; and

WHEREAS, the Distribution is part of a plan to separate the SpinCo Business from the CCDC Business.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Parties hereby agree as follows:

Article I.
DEFINITIONS

Section 1.1 General. Unless otherwise defined herein or unless the context otherwise requires, as used in this Agreement, the following terms shall have the following meanings:

“Action” shall mean any demand, action, suit, arbitration, inquiry, proceeding or investigation, audit, counter suit, hearing or litigation of any nature whether administrative, civil, criminal, regulatory or otherwise, by or before any Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” shall mean, when used with respect to any specified Person, a Person that directly or indirectly controls, is controlled by, or is under common control with such specified Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise. Unless explicitly provided herein to the contrary, for purposes of this Agreement, Parent shall be deemed not to be an Affiliate of SpinCo or any of its Subsidiaries, and SpinCo shall be deemed not to be an Affiliate of Parent or any of its Subsidiaries (other than SpinCo and the other SpinCo Entities).

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Ancillary Agreements” shall mean all of the written agreements, instruments, understandings, assignments or other arrangements (other than this Agreement) entered into by the Parties or any other SpinCo Entity in connection with the Transactions, including the Management Agreement and the Tax Matters Agreement.

“Applicable Rate” shall mean 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time, compounded quarterly.

“Asset” shall mean all rights, properties or other assets, properties, claims, intellectual property and other rights (including goodwill), whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wheresoever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banking institutions located in the City of New York are authorized or obligated by Law or executive order to close.

“CCDC Assets” shall mean each of the Assets set forth on Schedule 1.1(a).

“CCDC Business” shall mean the business of CCDC relating to (i) the services, marketing and obligations performed by CCDC in connection with that certain Non-Exclusive Partnering Agreement, dated October 25, 2018, by and between Cyber-Hat Inc. and CCDC (the “CCDC Contract”) and (ii) the operation of the CCDC Assets.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contract” shall mean any written, oral, implied or other contract, agreement, covenant, lease, license, guaranty, indemnity, representation, warranty, assignment, sales order, purchase order, power of attorney, instrument or other commitment, assurance, undertaking or arrangement that is binding on any Person or entity or any part of its property under applicable Law.

“Distribution Date” shall mean the date on which the Merger is consummated pursuant to the Merger Agreement.

“Distribution Ratio” shall mean that number of SpinCo Shares equal to (i) the total number of SpinCo Shares held by the Parent on the Distribution Date, multiplied by (ii) a fraction, the numerator of which is the number of shares of Parent Common Stock held by such holder on the Distribution Record Date and the denominator of which is the total number of shares of Parent Common Stock outstanding on the Distribution Record Date.

“Distribution Record Date” shall mean such date as may be determined by the Board of Directors of Parent or a committee of such Board of Directors, as the record date for the Distribution.

“Effective Time” shall mean the time that is immediately prior to the effective time of the First Merger on the Distribution Date.

“Entities” shall mean, as applicable, the SpinCo and/or the Parent (each an “Entity”).

“Environmental Laws” shall mean any and all federal, state, local and foreign statutes, Laws, regulations, ordinances, rules, principles of common law, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions (including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et. seq.), whether now or hereafter in existence, relating to the environment, natural resources, human health or safety, endangered or threatened species of fish, wildlife and plants, or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including without limitation indoor or outdoor air, surface water, groundwater and surface or subsurface soils), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the investigation, cleanup or other remediation thereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Governmental Authority” shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official, securities exchange (including the Nasdaq) or other regulatory, administrative or governmental authority.

“Governmental Authorization” shall mean any authorization, approval, consent, license, certificate or permit issued, granted, or otherwise made available under the authority of any court, governmental or regulatory authority, agency, stock exchange, commission or body.

“Information Statement” shall mean the information statement, attached as an exhibit to the Registration Statement, and any related documentation to be provided to holders of Parent Common Stock in connection with the Distribution, including any amendments or supplements thereto.

“Insurance Policy” shall mean any insurance policies and insurance Contracts, including, without limitation, general liability, property and casualty, workers’ compensation, automobile, marine, directors & officers liability, errors and omissions, employee dishonesty and fiduciary liability policies, whether, in each case, in the nature of primary, excess, umbrella or self-insurance overage, together with all rights, benefits and privileges thereunder.

“Internal Reorganization” means the allocation and transfer or assignment of all Assets and Liabilities in accordance with the terms of this Agreement (including all Assets and Liabilities of Parent immediately prior to the Effective Time, solely excluding the Parent Retained Assets and Parent Liabilities).

“Law” shall mean all laws, statutes and ordinances and all regulations, rules and other pronouncements of Governmental Authorities having the effect of law of the United States of America, any foreign country, or any domestic or foreign state, province, commonwealth, city, country, municipality, territory, protectorate, possession or similar instrumentality, or any Governmental Authority thereof.

“Liabilities” shall mean any and all debts, liabilities, obligations, responsibilities, Losses, damages (whether compensatory, punitive or treble), fines, penalties and sanctions, absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising, including without limitation those arising under or in connection with any Law (including any Environmental Law), Action, threatened Action, order or consent decree of any Governmental Authority or any award of any arbitration tribunal, and those arising under any contract, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Authority, private party, or Party, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys’ fees, disbursement and expense of counsel, expert and consulting fees and costs related thereto or to the investigation or defense thereof.

“Losses” shall mean all losses, liabilities, obligations, damages, claims, demands, judgments or settlements of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, including all reasonable costs and expenses (legal, accounting or otherwise as such costs are incurred) relating thereto, suffered by an Indemnitee.

“Management Agreement” shall mean the Management Agreement by and between [CCDC] and SpinCo, which agreement shall be entered into prior to or on the Distribution Date and which shall set forth the agreement with respect to the provision of certain services to be performed by SpinCo related to the CCDC Business.

“Nasdaq” shall mean the Nasdaq Stock Market LLC.

“Parent Entities” shall mean Parent, Rhodium, each Subsidiary of Rhodium and CCDC (each, a “Parent Entity”).

“Parent Indemnitees” shall mean:

(a) Parent and each Affiliate thereof after giving effect to the Distribution; and

(b) each of the respective Representatives of any of the entities described in the immediately preceding clause (a) and each of the heirs, executors, successors and assigns of any of such Representatives, except in the case of clauses (a) and (b), the SpinCo Indemnitees; provided, however, that a Person who was a Representative of Parent or an Affiliate thereof may be a Parent Indemnitee in that capacity notwithstanding that such Person may also be a SpinCo Indemnitee.

“Parent Liabilities” shall mean:

(a) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the schedules hereto or thereto) as Liabilities to be assumed by Parent and all Liabilities of any of Parent or Rhodium under this Agreement or any of the Ancillary Agreements; and

(b) all Liabilities, if and to the extent relating to, arising out of or resulting from:

(i) the ownership or operation of the Rhodium Business as conducted at any time prior to, on or after the Distribution Date; or

(ii) the ownership or operation of any business (i) conducted by Rhodium or any Rhodium Subsidiary at any time prior to, on or after the Distribution Date and (ii) conducted by Parent or any Parent Entity after the Distribution Date.

(c) Notwithstanding the foregoing, the Parent Liabilities shall not include:

(i) any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the schedules hereto or thereto) as Liabilities of SpinCo or any SpinCo Entity (including, for the avoidance of doubt, SpinCo Liabilities); or

(ii) any Liabilities related or attributable to, or arising in connection with, Taxes or Tax Returns, which shall be exclusively governed by the Tax Matters Agreement.

“Parent Registration Statement” has the meaning given to such term in the Merger Agreement.

“Parent Retained Assets” shall mean (a) all Assets which are held at the Effective Time by Parent, Rhodium or any Rhodium Subsidiary other than any SpinCo Assets, (b) all Assets that are used in, or that relate to, the Rhodium Business, (c) the equity securities of CCDC, (d) the CCDC Business and the CCDC Assets, and (e) all Assets listed on Schedule 1.1(b).

“Person” shall mean any natural person, corporation, business trust, limited liability company, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

“Registration Statement” shall mean the registration statement on Form 10 filed by SpinCo with the SEC to effect the registration of the SpinCo Shares pursuant to the Exchange Act.

“Representative” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

“Rhodium Business” shall mean the crypto asset, mining and staking business conducted by Rhodium and any other business directly conducted by Rhodium or any Affiliate of Rhodium and, any time following the consummation of the First Merger, the CCDC Business.

“SEC” shall mean the United Stated Securities and Exchange Commission.

“SpinCo Action” shall mean any current or future Action relating to the SpinCo Business or any SpinCo Liabilities in which one or more Parent Entities is a defendant or the party against whom a claim or investigation is directed.

“SpinCo Assets” shall mean (a) all Assets owned by the SpinCo Entities and (b) all Assets owned by the Parent and CCDC prior to the consummation of the First Merger, excluding (i) the CCDC Business and the CCDC Assets and (ii) the Parent Retained Assets.

“SpinCo Business” shall mean the business conducted by the SpinCo Entities and any other business (i) directly conducted by any SpinCo Entity as of or prior to the date of this Agreement or (ii) directly or indirectly conducted by Parent (excluding, in each case, CCDC and the CCDC Business) prior to the consummation of the Merger.

“SpinCo Entities” shall mean SpinCo and each Subsidiary of SpinCo, including SWK and SCS, and each direct and indirect Subsidiary of Parent prior to the consummation of the Merger (other than CCDC).

“SpinCo Indemnitees” shall mean:

(a) SpinCo and each of the SpinCo Entities after giving effect to the Distribution; and

(b) each of the respective Representatives of any of the entities described in the immediately preceding clause (a) and each of the heirs, executors, successors and assigns of any of such Representatives, except in the case of clauses (a) and (b), the Parent Indemnitees; provided, however, that a Person who was a Representative of SpinCo or an Affiliate thereof may be a SpinCo Indemnitee in that capacity notwithstanding that such Person may also be a Parent Indemnitee.

“SpinCo Liabilities” shall mean:

(a) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the schedules hereto or thereto) as Liabilities to be assumed by SpinCo or any SpinCo Entity, and all Liabilities of any SpinCo Entity under this Agreement or any of the Ancillary Agreements;

(b) all Expenses (as defined in the Merger Agreement) of Parent and its Subsidiaries that remain unpaid following the consummation of the Mergers; and

(c) all Liabilities, if and to the extent relating to, arising out of or resulting from:

(i) the ownership or operation of (i) the SpinCo Business (including any discontinued business or any business which has been sold or transferred), as conducted at any time prior to, on or after the Distribution Date; (ii) any business of Parent (including any discontinued business or any business which has been sold or transferred), as conducted at any time prior to or on the Distribution Date; and (iii) any business of CCDC (including the CCDC Business and any discontinued business or any business which has been sold or transferred), as conducted at any time prior to or on the Distribution Date;

(ii) the ownership or operation of any business conducted by (i) SpinCo or any other SpinCo Entity at any time prior to, on or after the Distribution Date; (ii) Parent or any entity that was a direct or indirect Subsidiary of Parent prior to the consummation of the Mergers, at any time prior to or on the Distribution Date; and (iii) CCDC, at any time prior to or on the Distribution Date; or

(iii) the ownership of the SpinCo Assets.

(d) Notwithstanding the foregoing, the SpinCo Liabilities shall not include:

(i) any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the schedules hereto or thereto) as Parent Liabilities; or

(ii) any Liabilities related or attributable to, or arising in connection with, Taxes or Tax Returns, which shall be exclusively governed by the Tax Matters Agreement.

“Subsidiary” shall mean with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries controls or owns, directly or indirectly, more than 50% of the stock or other equity interests entitled to vote on the election of members to the board of directors or similar governing body or, in the case of a Person with no governing body, more than 50% of the equity or voting interests.

“Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” shall mean the Tax Matters Agreement by and between Parent and SpinCo, which agreement shall be entered into prior to or on the Distribution Date, as may be amended from time to time.

“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

“Third-Party” shall mean any Person who is not a Party to this Agreement.

Section 1.2 Reference; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections and Schedules shall be deemed to be references to Articles and Sections of, and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. Neither this Agreement nor any Ancillary Agreement shall be construed against either Party as the principal draftsperson hereof or thereof.

Article II.
Tax matters

Section 2.1 Tax Matters. The Tax Matters Agreement, together with this Agreement, will govern Parent’s and SpinCo’s respective rights, responsibilities and obligations after the Distribution with respect to Taxes, including ordinary course of business Taxes and Taxes, if any, incurred as a result of any failure of the Distribution, to qualify for the tax treatment described in the Tax Matters Agreement. The Tax Matters Agreement sets forth the respective obligations of Parent and SpinCo with respect to the filing of Tax Returns, the administration of Tax contests, cooperation and other matters, and imposes certain restrictions on Parent’s and SpinCo’s ability to engage in certain actions following the Distribution. Except as expressly set forth in this Agreement or any Ancillary Agreement, all matters relating to Taxes in connection with the Transactions shall be governed exclusively by the Tax Matters Agreement.

Article III.
DISTRIBUTION AND CERTAIN COVENANTS

Section 3.1 Distribution.

(a) On or prior to the Distribution Date, Parent shall deliver to Pacific Stock Transfer, Inc. (the “Agent”) a stock ledger representing all of the issued and outstanding SpinCo Shares, in each case, endorsed by Parent, for the benefit of the holders of Parent Common Stock as of the Distribution Record Date, and Parent shall instruct the Agent to distribute, on or as soon as practicable following the Distribution Date, such number of the SpinCo Shares to holders of record of shares of Parent Common Stock on the Distribution Record Date, all as further contemplated by the Registration Statement and hereby. SpinCo shall provide any share certificates that the Agent shall require in order to effect the Distribution. The Distribution shall be effective at the Effective Time.

(b) The SpinCo Shares issued in the Distribution are intended to be distributed only pursuant to a book entry system. Parent shall instruct the Agent to deliver the SpinCo Shares previously delivered to the Agent to a depositary and to mail to each holder of record of Parent Common Stock on the Distribution Record Date, a statement of the SpinCo Common Stock credited to such holder’s account.

Section 3.2 Transfer of Assets; Assumptions of Liabilities.

(a) Transfer of Assets. Prior to the Effective Time and to the extent not already completed: (i) Parent shall, and shall cause CCDC to, as applicable, transfer, contribute, assign and convey or cause to be transferred, contributed, assigned and conveyed (“Transfer”), to SpinCo or the applicable SpinCo Entity all of Parent’s and CCDC’s respective right, title and interest in and to the SpinCo Assets; and (ii) SpinCo shall, and shall cause the applicable SpinCo Entity to, as applicable, Transfer to Parent or the applicable Parent Entity all of SpinCo’s and the applicable SpinCo Entity’s respective right, title and interest in and to the Parent Retained Assets.

(b) Assumption of Liabilities. Except as otherwise specifically set forth in any Ancillary Agreement, from and after the Effective Time: (i) Parent shall, or shall cause CCDC to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms (“Assume”), all of the Parent Liabilities, and (ii) SpinCo shall, or shall cause the applicable SpinCo Entity to, Assume all the SpinCo Liabilities, in each case, regardless of (A) when or where such Liabilities arose or arise, (B) whether the facts upon which they are based occurred prior to, on or subsequent to the Effective Time, (C) where or against whom such Liabilities are asserted or determined and (D) regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any Parent Entity or SpinCo Entity, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(c) Consents. The Parties shall use their commercially reasonable efforts to obtain the required consents to Transfer any Assets, Contracts, licenses, permits and authorizations issued by any Governmental Authority or parts thereof, as contemplated by this Agreement, prior to the Effective Time, or, pursuant to Section 3.13, following the Effective Time.

Section 3.3 Transfers Not Effected on or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time.

(a) To the extent that any Transfers of Assets (including any entity) or Assumption of Liabilities contemplated by this Article III or any other Ancillary Agreement shall not have been consummated at or prior to the Effective Time, the Parties shall use commercially reasonable efforts to effect such Transfers or Assumptions as promptly following the Effective Time as shall be practicable.

(b) In the event that any such Transfer of Assets (including any entity) or Assumption of Liabilities has not been consummated, from and after the Effective Time (i) the Party retaining such Asset shall thereafter hold such Asset for the use and benefit of the Party entitled thereto (at the expense of the Person entitled thereto) and (ii) the Party intended to Assume such Liability shall, or shall cause its applicable Subsidiary to, (A) pay or reimburse the Party retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability and (B) perform any non-monetary Liabilities in the place of the Party retaining such Liability to the extent such performance is practicable, permitted under applicable Law and does not result in a breach or default (or give rise to any termination rights, penalties or other remedies for the benefit of any counterparty) under any applicable Contract. To the extent the foregoing applies to any Contracts to be assigned for which any necessary consents or Governmental Authorizations are not received prior to the Effective Time, the treatment of such Contracts shall, for the avoidance of doubt, be subject to Section 3.13, to the extent applicable. In addition, the Party retaining such Asset or Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Asset is to be Transferred or by the Party Assuming such Liability in order to place such Party, insofar as reasonably possible, in the same position as if such Asset or Liability had been Transferred or Assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Effective Time to the applicable Parent Entity or SpinCo Entity, as applicable, entitled to the receipt of such Asset or required to Assume such Liability. In furtherance of the foregoing, the Parties agree that, as of the Effective Time, each Party shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have Assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to Assume pursuant to the terms of this Agreement.

(c) If and when the consents, Governmental Authorizations and/or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset or deferral of the Assumption of any Liability pursuant to Section 3.3(a), are obtained or satisfied, as applicable, the Transfer, assignment, Assumption or novation of the applicable Asset or Liability shall be effected in accordance with and subject to the terms of this Agreement and/or the applicable Ancillary Agreement, and shall, to the extent possible without the imposition of any cost on any Party (other than de minimis costs), be deemed to be effective as of the Effective Time.

(d) Except as otherwise stated herein or in any Ancillary Agreement, the Party retaining any Asset (including any entity) or Liability shall not be obligated to expend any money to Transfer such Asset to such other Party unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party entitled to such Asset or the Person intended to be subject to such Liability, other than reasonable attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Party entitled to such Asset or the Person intended to be subject to such Liability.

(e) On and prior to the eighteen (18) month anniversary following the Effective Time, if any Party owns any Asset, that, although not Transferred pursuant to this Agreement, is agreed by such Party and the other Party in their good faith judgment to be an Asset that more properly belongs to the other Party or a Subsidiary of the other Party, or an Asset that such other Party or Subsidiary was intended to have the right to continue to use (other than (for the avoidance of doubt) any Asset acquired from an unaffiliated third party by a Parent Entity or SpinCo Entity following the Effective Time), then the Party owning such Asset shall, as applicable (i) Transfer any such Asset to the other Party or the Subsidiary of the other Party identified as the appropriate transferee and following such Transfer, such Asset shall be a Parent Retained Asset or SpinCo Asset, as the case may be, or (ii) grant such mutually agreeable rights with respect to such Asset to permit such continued use, subject to, and consistent with this Agreement, including with respect to Assumption of associated Liabilities.

(f) After the Effective Time, each Party may receive mail, packages and other communications properly belonging to the other Party. Accordingly, at all times after the Effective Time, each Party authorizes the other Party to receive and open all mail, packages and other communications received by the other Party and not unambiguously intended for the other Party, any Parent Entity or SpinCo Entity or any of their respective officers or directors, and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages or other communications (or, in case the same relate to both businesses, copies thereof) to the other Party as provided for in Section 8.6. The provisions of this Section 3.3(f) are not intended to, and shall not, be deemed to constitute an authorization by any Party to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of the other Party for service of process purposes.

Section 3.4 Parent Determinations. Parent, through its directors and officers that hold office immediately prior to the consummation of the Merger, shall have the sole and absolute discretion to determine whether to proceed with all or part of the Distribution and all terms thereof, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution. SpinCo shall cooperate with Parent in all respects to accomplish the Distribution and shall, at Parent’s direction, promptly take any and all actions necessary or desirable to effect the Distribution. Parent shall select any financial or legal advisors in connection with the Distribution, including outside counsel, for Parent.

Section 3.5 Charter; Bylaws. On or prior to the Distribution Date, SpinCo and Parent shall take all necessary actions to adopt the forms of certificate of incorporation and bylaws of SpinCo in substantially the form filed by SpinCo with the SEC as exhibits to the Registration Statement.

Section 3.6 State Securities Laws. Prior to the Distribution Date, Parent and SpinCo shall take all such action as may be necessary or appropriate under the securities or blue-sky laws of states or other political subdivisions of the United States of America in order to effect the Distribution.

Section 3.7 Listing Application; Notice to Nasdaq.

(a) Prior to the Distribution Date, Parent and SpinCo shall prepare and file with Nasdaq a listing application and related documents and shall take all such other actions with respect thereto as shall be necessary or desirable in order to cause Nasdaq to list on or prior to the Distribution Date, subject to official notice of issuance, the SpinCo Shares.

(b) Prior to the Distribution, Parent shall, to the extent possible, give Nasdaq not less than 10 days’ advance notice of the Distribution Record Date in compliance with Rule 10b-17 under the Exchange Act.

Section 3.8 Removal of Certain Guarantees; Releases from Liabilities.

(a) Except as otherwise specified in any Ancillary Agreement, in the event that at any time before or after the Distribution Date, Parent or SpinCo identifies any SpinCo Liability for which any Parent Entity is a guarantor or obligor, SpinCo shall use its commercially reasonable efforts to have, as quickly as practicable, such Entity removed as guarantor of or obligor for any such SpinCo Liability.

(b) If either SpinCo is unable to obtain, or to cause to be obtained, any such required removal as set forth in Section 3.8(a), the guarantor or obligor shall continue to be bound as such and, unless not permitted by Law or the terms thereof, SpinCo shall use commercially reasonable efforts to cause the relevant beneficiary to cause one of its Affiliates, as agent or subcontractor for such guarantor or obligor to pay, perform and discharge fully all the obligations or other Liabilities of the relevant the guarantor or obligor thereunder from and after the date hereof.

(c) If (i) SpinCo is unable to obtain, or to cause to be obtained, any such required removal as set forth in Section 3.8(a), or (ii) SpinCo Liabilities arise from and after the Effective Time but before the applicable Parent Entity, if such Parent Entity is a guarantor or obligor with reference to any such SpinCo Liability, is removed pursuant to Section 3.8(a), then SpinCo shall indemnify each Parent Entity for all Liabilities incurred by any of them in such Person’s capacity as guarantor or obligor. Without limiting the foregoing, SpinCo shall, or shall cause a SpinCo Entity to, reimburse Parent as soon as practicable (but in no event later than 30 days) following delivery by Parent to SpinCo of notice of a payment made pursuant to this Section 3.8 in respect of SpinCo Liabilities.

(d) At and after the Effective Time, the Parties shall use commercially reasonable efforts to obtain, or cause to be obtained, any consent, substitution or amendment required to novate, assign or extinguish all SpinCo Liabilities (with respect to the Parent Entities) of any nature whatsoever transferred under this Agreement or an Ancillary Agreement, or to obtain in writing the unconditional release of the assignor so that SpinCo (or an appropriate SpinCo Entity) shall be solely responsible for the SpinCo Liabilities; provided, however, that no Party shall be obligated to pay any consideration therefor (except for filing fees or other similar charges) to any Third-Party from whom such consent, substitution, amendment or release is requested. Whether or not any such consent, substitution, amendment or release is obtained, nothing in this Section 3.8 shall in any way limit the obligations of the Parties under Article IV. If, as and when it becomes possible to delegate, assign, novate or extinguish any SpinCo Liabilities in accordance with the terms hereof, the Parties shall promptly sign all such documents and perform all such other acts as may be necessary to give effect to such delegation, novation, extinction or other release; provided, however, no Party shall be obligated to pay any consideration therefor.

Section 3.9 Ancillary Agreements. Prior to or on the Distribution Date, each of Parent and SpinCo shall enter into the Ancillary Agreements and any other agreements in respect of the Distribution reasonably necessary or appropriate in connection with the Transactions.

Section 3.10  Acknowledgment by SpinCo. SpinCo, on behalf of itself and all SpinCo Entities, acknowledges, understands and agrees that, except as expressly set forth herein or in any Ancillary Agreement, (a) none of Parent or any other Person has, in this Agreement or in any other agreement or document, or otherwise made any representation or warranty of any kind whatsoever, express or implied, to SpinCo or any SpinCo Entity or to any director, officer, employee or agent thereof in any way with respect to any of the Transactions or the business, Assets, condition or prospects (financial or otherwise) of, or any other matter involving, the Assets, Liabilities or businesses of Parent or any Parent Entity, SpinCo or any SpinCo Entity, any SpinCo Assets, any SpinCo Liabilities or the SpinCo Business and (b) none of Parent or any other Person has made or makes any representation or warranty with respect to the Distribution or the entering into of this Agreement or the Ancillary Agreements or the Transactions. Except as expressly set forth herein or in any other Ancillary Agreement, SpinCo and each SpinCo Entity shall bear the economic and legal risk that the SpinCo Assets shall prove to be insufficient or that the title to any SpinCo Assets shall be other than good and marketable and free from encumbrances. The provisions of any related assignment agreement or other related documents are expressly subject to this Section 3.10 and to Section 3.11.

Section 3.11  Release.

(a) Except as provided in Section 3.11(d), effective as of the Effective Time, SpinCo does hereby, on behalf of itself and each other SpinCo Entity, release and forever discharge each Parent Indemnitee, from any and all Liabilities whatsoever to any SpinCo Entity, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Time, including in connection with the Transactions.

(b) Except as provided in Section 3.11(d), effective as of the Effective Time, Parent does hereby, for itself and each other Parent Entity, release and forever discharge each SpinCo Indemnitee from any and all Liabilities whatsoever to any Parent Entity, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Time, including in connection with the Transactions.

(c) The Parties expressly understand and acknowledge that it is possible that unknown Losses or claims exist or might come to exist or that present Losses may have been underestimated in amount, severity, or both. Accordingly, the Parties are deemed expressly to understand provisions and principles of law such as Section 1542 of the Civil Code of the State of California (as well as any and all provisions, rights and benefits conferred by any Law of any state or territory of the United States, or principle of common law, which is similar or comparable to Section 1542), which Section provides: GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR. The Parties are hereby deemed to agree that the provisions of Section 1542 and all similar federal or state laws, rights, rules, or legal principles of California or any other jurisdiction that may be applicable herein, are hereby knowingly and voluntarily waived and relinquished with respect to the releases in Section 3.11(a) and Section 3.11(b).

(d) Nothing contained in this Section 3.11 shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in, or contemplated to continue pursuant to, this Agreement or any Ancillary Agreement. Without limiting the foregoing, nothing contained in this Section 3.11 shall release any Person from:

(i) any Liability assumed, transferred, assigned or allocated to such Person or any Entity affiliated with such Person in accordance with, or any other Liability of such Person or any Entity affiliated with such Person under, this Agreement or any Ancillary Agreement;

(ii) any Liability that such Person may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement for claims brought by third Persons, which Liability shall be governed by the provisions of Article V and, if applicable, the appropriate provisions of the Ancillary Agreements;

(iii) any unpaid accounts payable or receivable arising from or relating to the sale, provision, or receipt of goods, payment for goods, property or services purchased, obtained or used in the ordinary course of business by any Parent Entity from any SpinCo Entity, or by any SpinCo Entity from any Parent Entity;

(iv) any Liability the release of which would result in the release of any Person other than a Parent Indemnitee (in the case of the release by the SpinCo Entities) or a SpinCo Indemnitee (in the case of the release by the Parent Entities); provided that each Party agrees not to bring suit, or permit any Entity affiliated with such Party to bring suit, against any such Parent Indemnitee or SpinCo Indemnitee (as applicable) with respect to such Liability; and

(v) any indemnification obligation under such Person’s articles of incorporation or bylaws.

(e) SpinCo shall not make, and shall not permit any other SpinCo Entity to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against any Parent Indemnitee with respect to any Liabilities released pursuant to Section 3.11(a). Parent shall not make, and shall not permit any other Parent Entity to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any SpinCo Indemnitee with respect to any Liabilities released pursuant to Section 3.11(b).

(f) It is the intent of each of Parent and SpinCo by virtue of the provisions of this Section 3.11 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed at or before the Effective Time, between or among Parent or any other Parent Entity, on the one hand, and SpinCo or any other SpinCo Entity, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such Entity(ies) at or before the Effective Time), except as expressly set forth in Section 3.11(d). At any time, at the reasonable request of a Party, the other Party will cause each Entity affiliated with such Party to execute and deliver releases reflecting the provisions hereof.

Section 3.12 Discharge of Liabilities. Except as otherwise expressly provided herein or in any of the Ancillary Agreements, from and after the Effective Time, (a) Parent shall, and shall cause each other Parent Entity to, assume, pay, perform and discharge all Parent Liabilities in the ordinary course of business, consistent with past practice and (b) SpinCo shall, and shall cause each other SpinCo Entity to, assume, pay, perform and discharge all SpinCo Liabilities in the ordinary course of business, consistent with past practice. The agreements in this Section 3.12 are made by each Party for the sole and exclusive benefit of the other Party and the Entities affiliated with such other Party. To the extent reasonably requested to do so by the other Party, each Party agrees to execute and deliver such documents, in a form reasonably satisfactory to such Party, as may be reasonably necessary to evidence the assumption of any Liabilities hereunder.

Section 3.13  Further Assurances. If at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and the Ancillary Agreements, the proper officers of each Party shall take all such necessary action and do and perform all such acts and things, and execute and deliver all such agreements, assurances to the extent reasonably requested to do so by the other Party, each Party agrees to execute and deliver such documents, in a form reasonably satisfactory to such Party, as may be reasonably necessary to evidence the assumption of any Liabilities hereunder. Without limiting the foregoing, each Party shall use its commercially reasonable efforts promptly to obtain all consents and approvals, to enter into all agreements and to make all filings and applications that may be required for the consummation of the Transactions, including all applicable Governmental Authorizations.

Section 3.14  Assumption of Certain Liabilities Under Indemnification Agreements. Notwithstanding any provision to the contrary, SpinCo agrees that SpinCo Liabilities includes all Liabilities of the Parent Entities (other than Rhodium and any of its Subsidiaries) to any former or current director or officer of the Parent Entities (other than Rhodium and any of its Subsidiaries) under any indemnification agreement with such director or officer, solely to the extent that such Liabilities arise out of, or primarily relate to, the SpinCo Assets, serving as a director or officer of the SpinCo Entities, or the operation of the SpinCo Business prior to the Distribution Date.

Section 3.15 Plan of Reorganization. This Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

Article IV.
INDEMNIFICATION

Section 4.1 Indemnification by Parent. Except as otherwise specifically set forth in any provision of this Agreement from and after the Distribution Date, Parent shall indemnify, defend and hold harmless the SpinCo Indemnitees from and against any and all Losses of the SpinCo Indemnitees to the extent arising out of, by reason of or otherwise in connection with (a) the Parent Liabilities or alleged Parent Liabilities, including any breach by Parent of any provision of this Section 4.1, (b) any breach by any Parent Entity of this Agreement, and (c) solely with respect to information regarding Rhodium provided by Rhodium in writing to Parent or SpinCo expressly for inclusion in the Registration Statement or the Information Statement, any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading. This Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements unless such Ancillary Agreement expressly provides that this Agreement applies to any matter in such Ancillary Agreement.

Section 4.2 Indemnification by SpinCo. Except as otherwise specifically set forth in any provision of this Agreement, from and after the Distribution Date, SpinCo shall indemnify, defend and hold harmless the Parent Indemnitees from and against any and all Losses of the Parent Indemnitees to the extent arising out of, by reason of or otherwise in connection with (a) the SpinCo Liabilities or alleged SpinCo Liabilities, including any breach by any SpinCo Entity of any provision of this Section 4.2, (b) any breach by any SpinCo Entity of this Agreement, (c) any uncured material breach by Parent, Merger Sub I (as defined in the Merger Agreement) or Merger Sub II (as defined in the Merger Agreement) of the Merger Agreement, (d) the operation of the CCDC Business pursuant to the Management Agreement following the Distribution Date, and (e) all information contained in the Parent Registration Statement, the Registration Statement or the Information Statement and the documents incorporated by reference therein (other than any information regarding Rhodium), any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading. This Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements unless such Ancillary Agreement expressly provides that this Agreement applies to any matter in such Ancillary Agreement.

Section 4.3 Procedures for Indemnification.

(a) Third-Party Claims.

(i) If a claim or demand is made by a Third-Party against a SpinCo Indemnitee or a Parent Indemnitee (each, an “Indemnitee”) (a “Third-Party Claim”) as to which such Indemnitee is entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Party which is or may be required pursuant to Section 4.1 or Section 4.2 hereof to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third-Party Claim promptly (and in any event prior to the date that is the 30th Business Day after receipt by such Indemnitee of written notice of the Third-Party Claim); provided, however, that failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.

(ii) Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within 10 Business Days after the Indemnitee’s receipt thereof), copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notice under this Section 4.3 shall be provided in accordance with Section 8.6.

(iii) Subject to Section 4.3(a)(v), if a Third-Party Claim is made against an Indemnitee, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses and irrevocably acknowledges without condition or reservation its obligation to fully indemnify the Indemnitee therefor, to assume the defense thereof with counsel reasonably acceptable to the Indemnitee. Should the Indemnifying Party so elect to assume the defense of a Third-Party Claim, the Indemnifying Party shall, within 30 days (or sooner if the nature of the Third-Party Claim so requires), notify the Indemnitee of its intent to do so, and the Indemnifying Party shall thereafter not be liable to the Indemnitee for legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that such Indemnitee shall have the right to employ counsel to represent such Indemnitee if, in such Indemnitee’s reasonable judgment, (A) a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim which would make representation of both such Parties by one counsel inappropriate, or (B) the Third-Party Claim involves substantially different defenses for the Indemnifying Party and the Indemnitee, and in such event the fees and expenses of such single separate counsel shall be paid by such Indemnifying Party. If the Indemnifying Party assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, subject to the proviso of the preceding sentence, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnifying Party has failed to assume the defense thereof (other than during the period prior to the time the Indemnitee shall have given notice of the Third-Party Claim as provided above). Additionally, the Indemnifying Party will lose his, her or its right to defend such Third-Party Claim if within 30 days after receipt of written notice of such Third-Party Claim, it elects not to (or fails to elect to) defend such Third-Party Claim (or is not entitled to continue the defense of such Third-Party Claim) or it thereafter fails or ceases to defend such Third-Party Claim, diligently and in good faith, and in any such event, the Indemnitee will have the right to conduct and control the defense with counsel of his, her or its choice (the reasonable and documented out-of-pocket cost of which (including reasonable attorneys’ fees) will be an indemnifiable Loss) of such Third-Party Claim.

(iv) If the Indemnifying Party shall have assumed the defense of a Third-Party Claim, in no event will the Indemnitee admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim without the Indemnifying Party’s prior written consent; provided, however, that the Indemnitee shall have the right to settle, compromise or discharge such Third-Party Claim without the consent of the Indemnifying Party if the Indemnitee releases the Indemnifying Party from its indemnification obligation hereunder with respect to such Third-Party Claim and such settlement, compromise or discharge would not otherwise adversely affect the Indemnifying Party. The Indemnifying Party shall not enter into any settlement, compromise or discharge of a Third-Party Claim without the consent (not to be unreasonably withheld, conditioned or delayed) of the Indemnitee if the settlement (A) has the effect of permitting any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against the Indemnitee, (B) does not completely release the Indemnitee from all Liabilities and obligations with respect to such claim, (C) includes a statement or admission of fault, culpability or failure to act by or on behalf of the Indemnitee, or (D) is otherwise prejudicial to the Indemnitee. If an Indemnifying Party elects not to assume the defense of a Third-Party Claim, or fails to notify an Indemnitee of its election to do so as provided herein, such Indemnitee may compromise, settle or defend such Third-Party Claim; provided that the Indemnitee shall not compromise or settle such Third-Party Claim without the consent of the Indemnifying Party, which consent is not to be unreasonably withheld, conditioned or delayed.

(v) Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim (and shall be liable for the fees and expenses of counsel incurred by the Indemnitee in defending such Third-Party Claim) if the Third-Party Claim (a) seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee which the Indemnitee reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages or (b) alleges a criminal violation. If such equitable relief or other relief portion of the Third-Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

(vi) In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third-Party Claim. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

(b) The remedies provided in this Article V shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 4.4 Indemnification Payments.

(a) Indemnification required by this Article V shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or a Loss is incurred. If the Indemnifying Party fails to make an indemnification payment required by this Article V within 30 days after receipt of a bill therefore or notice that a Loss has been incurred, the Indemnifying Party shall also be required to pay interest on the amount of such indemnification payment, from the date of receipt of the bill or notice of the Loss to but not including the date of payment, at the Applicable Rate.

(b) The amount of any claim by an Indemnitee under this Agreement shall be reduced to reflect any insurance proceeds actually received (net of costs or any mandatory premium increases) by any Indemnitee that result from the Losses that gave rise to such indemnity. Notwithstanding the foregoing, no Indemnitee will be obligated to seek recovery for any Losses from any Third-Party before seeking indemnification under this Agreement and in no event will an Indemnifying Party’s obligation to indemnify and hold harmless any Indemnitee pursuant to this Agreement be conditioned upon the status of the recovery of any offsetting amounts from any such Third-Party.

(c) Except with respect to any indemnification payment for Losses relating to a breach of the Tax Matters Agreement, which indemnification payments shall be treated in accordance with the Tax Matters Agreement, and to the extent permitted by Law, the Parties will treat any indemnification payment paid pursuant to this Article V as a capital contribution made by Parent to SpinCo or as a distribution made by SpinCo to Parent, as the case may be, immediately prior to the Distribution.

Section 4.5 Survival of Indemnities. The rights and obligations of each of Parent and SpinCo and their respective Indemnitees under this Article V will survive the sale or transfer by any Party of any Assets or businesses or the assignment by it of any Liabilities.

Section 4.6 Limitation on Liability. Except as may expressly be set forth in this Agreement or any Ancillary Agreement, none of Parent, any other Parent Entity, SpinCo, or any other SpinCo Entity shall in any event have any Liability to the other Party or to any Entity affiliated with the other Party, or to any other Parent Indemnitee or SpinCo Indemnitee, as applicable, under this Agreement (a) to the extent that any such Liability resulted from any willful violation of Law or fraud by the Party seeking indemnification or (b) for any exemplary, punitive, special, indirect, consequential, remote or speculative damages (including in respect of lost profits or revenues), however caused and on any theory of liability (including negligence) arising in any way out of any provision of this agreement, whether or not such Party has been advised of the possibility of such damages. Notwithstanding the foregoing, the provisions of this Section 4.6 shall not limit an Indemnifying Party’s indemnification obligations with respect to any Liability that any Indemnitee may have to any Third-Party not affiliated with any Parent Entity or SpinCo Entity.

Article V.

LITIGATION MATTERS

Section 5.1 Litigation Matters. As of the Distribution Date, SpinCo shall, and, as applicable, shall cause the other SpinCo Entities to (i) diligently conduct, at its sole cost and expense, the defense of the SpinCo Actions and any applicable future SpinCo Actions; (ii) notify Parent of material litigation developments related to the SpinCo Actions in which Parent is a named Party; and (iii) agree not to file any cross claim or institute separate legal proceedings against Parent or any Parent Entity in relation to the SpinCo Actions. Upon the settlement or judgment of any SpinCo Action, SpinCo shall be responsible for all Liabilities arising out of such settlement or judgment. Parent shall promptly (a) provide any documents or other correspondence received in connection with any pending SpinCo Actions to SpinCo and (b) pay any amounts received in such settlement of any SpinCo Actions to SpinCo (net of any amounts due and owing to Parent or any of its Subsidiaries from SpinCo or any of its Subsidiaries). SpinCo agrees that at all times from and after the Effective Time, if an Action currently exists or is commenced by a Third-Party with respect to which Parent (or any Parent Entity) is a named defendant but such Action is otherwise not a Liability allocated to Parent under this Agreement or any Ancillary Agreement, then SpinCo shall use commercially reasonable efforts to cause the named but not liable defendant to be removed from such Action. Notwithstanding anything in this Section 5.1 to the contrary, Parent shall have the right to participate in the defense of any SpinCo Action from which it has not been removed, and to be represented by attorneys of its own choosing and at SpinCo’s sole cost and expense. SpinCo shall indemnify and hold harmless Parent and the other Parent Entities against SpinCo Liabilities arising in connection with any Action.

Article VI.
ACCESS TO INFORMATION

Section 6.1 Access to Information. From and after the Distribution Date through the third anniversary thereof, each of Parent and SpinCo shall afford to the other and its authorized Representatives reasonable access during normal business hours, subject to appropriate restrictions for classified, privileged or confidential information, to the Representatives, properties, and records (“Records”) of, in the possession of or in the control of the non-requesting Party and its Subsidiaries insofar as such access is reasonably required by the requesting Party and relates to such other Party or the conduct of its business prior to the Effective Time, in each case, at the requesting Party’s sole cost and expense. Notwithstanding the foregoing, neither Parent nor the SpinCo shall be required to provide such access if it reasonably determines that it would (A) materially disrupt or impair the business or operations of Parent or the SpinCo, as applicable, or any of its respective Subsidiaries, (B) cause a violation of any Contract to which Parent or SpinCo is a party, (C) constitute a violation of any applicable Law or (D) cause a material risk of disclosure of any information that in the reasonable judgment of Parent or SpinCo, as applicable, would result in the disclosure of any trade secrets of Third-Parties. Nothing herein shall require the Parent or SpinCo or any of their respective Subsidiaries to disclose information to the extent such information would result in a waiver of attorney-client privilege, work product doctrine or similar privilege or violate any confidentiality obligation of such Party existing as of the date of this Agreement (provided that such Party shall use reasonable best efforts to permit such disclosure to be made in a manner consistent with the protection of such privilege or to obtain any consent required to permit such disclosure to be made without violation of such confidentiality obligations, as applicable).

Section 6.2 Confidentiality.

(a) Parent and the other Parent Entities, on the one hand, and SpinCo and the other SpinCo Entities, on the other hand, shall not use or permit the use of and shall keep, and shall cause their respective Representatives to keep, confidential all information concerning the other Party in their possession, their custody or under their control to the extent such information, (i) relates to or was acquired during the period up to the Effective Time, (ii) relates to any Ancillary Agreement, (iii) is obtained in the course of performing services for the other Party pursuant to any Ancillary Agreement or (iv) is based upon or is derived from information described in the preceding clauses (i), (ii) or (iii), and each Party shall not (without the prior written consent of the other) otherwise release or disclose such information to any other Person, except such Party’s Representatives, unless compelled to disclose such information by judicial or administrative process or unless such disclosure is required by Law and such Party has used commercially reasonable efforts to consult with the other affected Party or Parties prior to such disclosure and shall cooperate at the expense of the requesting Party in seeking any reasonable protective arrangements requested by such other Party. Subject to the foregoing, the Person that received such request may thereafter disclose or provide such information if and to the extent required by such Law or by lawful process or such Governmental Authority; provided, however, that the Person shall only disclose such portion of the information as required to be disclosed or provided.

(b) Each Party shall be deemed to have satisfied its obligation to hold confidential any information concerning or owned by the other Party or any Entity affiliated with the other Party, if it exercises the same care as it takes to preserve confidentiality for its own similar information. The covenants in this Section 6.2 shall survive the Transactions and shall continue indefinitely; provided, however, that the covenants in this Section 6.2 shall terminate with respect to any information not constituting a trade secret under applicable Law on the second anniversary of the later of the Distribution Date or the date on which the Party subject to such covenants with respect to such information receives it (but any such termination shall not terminate or otherwise limit any other covenant or restriction regarding the disclosure or use of such information under any Ancillary Agreement or other agreement, instrument or legal obligation). This Section 6.2 shall not apply to information (a) that has been in the public domain through no fault of such Party, (b) that has been later lawfully acquired from other sources by such Party, provided that such source is not and was not bound by a confidentiality agreement, (c) the use or disclosure of which is permitted by this Agreement or any other Ancillary Agreement or any other agreement entered into pursuant hereto, (d) that is immaterial and its disclosure is required as part of the conduct of that Party’s business and would not reasonably be expected to be detrimental to the interests of the other Party or (e) that the other Party has agreed in writing may be so used or disclosed.

Section 6.3 Ownership of Information. Any information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article VI shall be deemed to remain the property of the providing Person. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

Section 6.4 Retention of Records. Except (a) as provided in the Tax Matters Agreement or (b) when a longer retention period is otherwise required by Law or agreed to in writing, the Parent Entities and the SpinCo Entities shall retain all Records relating to the CCDC Business and the SpinCo Business as of the Effective Time for the periods of time provided in each Party’s record retention policy (with respect to the documents of such Party and without regard to the Distribution or its effects) as in effect on the Distribution Date. Notwithstanding the foregoing, in lieu of retaining any specific Records, Parent or SpinCo may offer in writing to deliver such Records to the other and, if such offer is not accepted within 90 days, the offered Records may be destroyed or otherwise disposed of at any time. If a recipient of such offer shall request in writing prior to the scheduled date for such destruction or disposal that any of Records proposed to be destroyed or disposed of be delivered to such requesting Party, the Party proposing the destruction or disposal shall promptly arrange for delivery of such of the Records as was requested (at the cost of the requesting Party).

Article VII.
INSURANCE

Section 7.1 General. Parent and SpinCo acknowledge that the Insurance Policies and insurance coverage maintained in favor of the SpinCo Entities and CCDC (prior to the Distribution Date), are part of the corporate insurance program maintained by the SpinCo Entities and their respective Affiliates (such policies, the “Corporate Policies”), and such coverage will not be available or transferred to the CCDC or any other Parent Entity for any occurrence arising following the Distribution Date.

Article VIII.
MISCELLANEOUS

Section 8.1 Complete Agreement; Construction. This Agreement, including the Schedules, and the Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

Section 8.2 Ancillary Agreements. Except as may be expressly stated herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

Section 8.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

Section 8.4 Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Distribution Date.

Section 8.5 Distribution Expenses. Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, all costs and expenses incurred on or prior to the Distribution Date (whether or not paid on or prior to the Distribution Date) in connection with the preparation, execution, delivery, printing and implementation of this Agreement and any Ancillary Agreement, the Registration Statement, the Distribution and the consummation of the transactions contemplated thereby, to the extent not paid by Parent prior to the Effective Time, shall be charged to and paid by SpinCo. Such expenses shall be deemed to be SpinCo Liabilities. Notwithstanding the foregoing, all costs and expenses incurred by SpinCo in connection with a potential private placement of SpinCo securities to be consummated following the Distribution shall be charged to and paid by SpinCo, and such expenses shall be deemed to be SpinCo Liabilities. Except as otherwise set forth in this Agreement or any Ancillary Agreement, each Party shall bear its own costs and expenses incurred after the Distribution Date. Any amount or expense to be paid or reimbursed by any Party to any other Party shall be so paid or reimbursed promptly after the existence and amount of such obligation is determined and written demand therefor is made.

Section 8.6 Notices. All notices and other communications hereunder shall be in writing, shall reference this Agreement and shall be hand delivered or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

If to SpinCo or, prior to the Distribution Date, to Parent, then to:

SilverSun Technologies, Inc.

120 Eagle Rock Avenue

East Hanover, NJ 07936

Attention: Mark Meller, Chief Executive Officer

Telephone: (973) 758-6100

Email: meller@silversuntech.com

with a copy (which shall not constitute notice) to:

Lucosky Brookman LLP

101 Wood Avenue South, 5th Floor

Woodbridge, NJ 08830

Attention: Joseph Lucosky; Christopher Haunschild

Email: jlucosky@lucbro.com; chaunschild@lucbro.com

To Parent or any Parent Entity following the Distribution Date, then to:

Rhodium Enterprises, Inc.
7546 Pebble Drive, Building 29

Fort Worth, Texas 76118
Attention: Chase Blackmon, Chief Executive Officer, Legal
E-Mail: chaseblackmon@rhdm.com; legal@rhdm.com

with copy to (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street

Houston, TX 77002

Attention: Thomas Laughlin, P.C.; Jack Shirley; Douglas E. Bacon, P.C.;

Matthew R. Pacey, P.C.; Anne Peetz

E-Mail: thomas.laughlin@kirkland.com; jack.shirley@kirkland.com;

doug.bacon@kirkland.com; matt.pacey@kirkland.com; anne.peetz@kirkland.com

Section 8.7 Waivers. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 8.8 Amendments. Subject to the terms of Section 8.11 and Section 8.13 hereof, this Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

Section 8.9 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, however, that either Party may assign this Agreement to a purchaser of all or substantially all of the properties and Assets of such Party so long as such purchases expressly assumes, in a written instrument in form reasonably satisfactory to the non-assigning Party, the due and punctual performance or observance of every agreement and covenant of this Agreement on the part of the assigning Party to be performed or observed.

Section 8.10  Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 8.11  Termination. This Agreement (including Article V hereof) may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Distribution by and in the sole discretion of Parent and its Board of Directors without the approval of SpinCo or the stockholders of Parent. In the event of such termination, no Party shall have any Liability of any kind to any other Party or any other Person. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by the Parties; provided, however, that Article V shall not be terminated or amended after the Distribution in respect of a Third-Party beneficiary thereto without the consent of such Person.

Section 8.12  Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any entity that is contemplated to be a Subsidiary of such Party after the Distribution Date.

Section 8.13  Third-Party Beneficiaries. Except (a) as provided in Section 3.11 for the release of any Person provided thereunder, (b) as provided in Article V relating to Indemnitees, and (c) as specifically provided in any Ancillary Agreement, this Agreement and the Ancillary Agreements are solely for the benefit of the Parties and their respective Subsidiaries and Affiliates (including, with respect to Parent, the Parent Entities), and shall not be deemed to confer upon any other Person any remedy, claim, Liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 8.14  Title and Headings. Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 8.15  Schedules. The Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 8.16  Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to Contracts made and to be performed in the state of Delaware.

Section 8.17  Consent to Jurisdiction. Each Party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such courts, and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 8.6 hereof. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by law.

Section 8.18  Waiver of Jury Trial. THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 8.19  Specific Performance. From and after the Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party to this Agreement who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the Distribution, the remedies at Law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any loss, that any defense in any action for specific performance that a remedy at Law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 8.20  Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

PARENT:

SilverSun Technologies, Inc.

By:
Name:	Mark Meller
Title:	Chief Executive Officer

SPINCO:

SILVERSUN Technologies Holdings, Inc.

By:
Name:	Joe Macaluso
Title:	Chief Financial Officer